Exhibit 99.2

NGL Energy Partners LP Announces Agreement to Issue

Additional Class D Preferred Units and Warrants

Tulsa, Okla. – September 26, 2019 – NGL Energy Partners LP (NYSE:NGL) (“NGL”) today announced that on September 25, 2019, it entered into an agreement with institutional investors for the private placement of $200 million of NGL’s Class D Preferred Units and warrants to purchase common units representing equity interests in NGL.

The Class D Preferred Units are additional preferred units of the same class as the $400 million of Class D Preferred Units previously issued on July 2, 2019 in connection with financing NGL’s acquisition of assets from Mesquite Disposals Unlimited, LLC and Mesquite SWD Inc. All of the Class D Preferred Units bear an initial preferred distribution rate of 9.00%, are redeemable at any time at NGL’s option, and are redeemable at the option of the holders after eight and one-half years from the July 2, 2019 initial issuance date, or in connection with a change of control. The warrants to be issued in this transaction have a ten-year expiration date and will be exercisable upon and after the first anniversary of their issuance, for 3,500,000 common units at an exercise price equal to $13.56 per unit, and 5,000,000 common units at an exercise price equal to $16.28 per unit.

NGL plans to use the net proceeds from the issuance of these additional Class D Preferred Units and warrants to fund a portion of the purchase price for its acquisition of Hillstone Environmental Partners, LLC.

The closing of the sale of the Class D Preferred Units and the warrants is contingent upon (and is expected to occur in connection with) the consummation of the Hillstone acquisition, which is expected to occur in 2019, and is subject to customary closing conditions.

The securities described herein have not been registered under the Securities Act of 1933, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act of 1933 and applicable state securities or blue-sky laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the United States Securities and Exchange Commission. Other factors that could affect any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL Energy Partners LP

Investor Relations:

Trey Karlovich (918) 481-1119

Executive Vice President and Chief Financial Officer

Trey.Karlovich@nglep.com

or

Linda Bridges (918) 481-1119

Senior Vice President – Finance and Treasurer

Linda.Bridges@nglep.com

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